POPULAR, INC.
BANCO CUSCATLAN

For more information:

Teruca Rullán
Senior Vice President
Global Communications
Popular, Inc
1-917-679-3596

Patricia S. de Jovel
Regional Director of
Communications
Grupo Cuscatlán
(503)- 212 -3601

Popular, Inc. and Grupo Cuscatlán sign Investment Agreement

San Salvador, El Salvador, April 25, 2005 – Grupo Cuscatlán, through Corporación UBC Internacional, S.A., and Popular, Inc. signed an investment agreement for the acquisition by Popular, Inc. of a 19.99% equity participation in UBCI, Grupo Cuscatlán’s holding company.

The signature of this agreement between Grupo Cuscatlán and Popular, Inc. represents a decisive step in the creation of a company dedicated to offering electronic transaction processing services to financial institutions in Central America through EVERTEC, Popular, Inc.’s processing and technology subsidiary.

This agreement advances Popular, Inc.’s objectives to offer high-quality technological services and strengthen the economic development of the Central American region.  This agreement also signifies an important step in the strengthening of Grupo Cuscatlán in Central America, and its objectives to enter the markets of the United States and the Caribbean.

Popular, Inc. is a full financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America.  Popular, Inc. has over $44.4 billion in assets and generated $490 million in net income for the year ended December 31, 2004.  As the leading financial institution in Puerto Rico, Popular, Inc. offers a complete range of financial services.  In the United States, Popular, Inc. has established the largest Hispanic-owned financial services through its subsidiaries Banco Popular North America, Popular Cash Express and Popular Financial Holdings.  EVERTEC, its financial transaction processing company, offers its experience in technology and electronic banking throughout Latin America and the Caribbean.

Grupo Cuscatlán is a Central American corporation with more than $4.4 billion in assets, and a distribution network of 188 agencies.  Grupo Cuscatlán has operations in El Salvador, Guatemala, Costa Rica, Honduras, Panama, British Virgin Islands, Montserrat and Bahamas, as well as an important family remittances transfer service and a license granted by the Securities and Exchange Commission (SEC) to operate as a securities broker dealer, both in the United States.

According to Richard L. Carrión, President and Chief Executive Officer of Popular, Inc., “This investment represents an extraordinary medium for the development of state-of-the-art technology in terminals and transactions processing services to regional financial institutions, backed by the experience and expertise of EVERTEC”, and it also supports the region’s economic expansion process.

This investment agreement confirms, once again, the trust Grupo Cuscatlán’s business plan generates in the international financial arena,  and strengthens its position as one of the main economic driving forces in Central America, as expressed by the President of Grupo Cuscatlán, engineer Mauricio Samayoa, “At Grupo Cuscatlán we feel proud and pleased of being one of the main economic driving forces of  the region, and having Popular, Inc. invest in the economies of Central America through our group”.

This transaction truly portrays the meaning of the advertising phrase that currently accompanies the communications of Banco Cuscatlán: A regional bank for minds without borders, as well as Popular, Inc.’s commitment to the development of the Americas and the state-of-the-art technology called for in our time in the financial world.

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